Exhibit 2.1

STOCK PURCHASE AGREEMENT

Dated as of February 21, 2017

AMONG

LSI INDUSTRIES INC.

AS PURCHASER

AND

JAMES HEWES BENNETT

AND

RECTOR SAMUEL HUNT III

AS SELLERS

AND

ATLAS LIGHTING PRODUCTS, INC.

RELATING TO ALL ISSUED AND

OUTSTANDING SHARES OF CAPITAL STOCK OF

ATLAS LIGHTING PRODUCTS, INC.

i

(continued)

(continued)

Exhibits:

A -	Lease Agreement
B -	Escrow Agreement
C -	Form of Warrant
D -	Form of Retention Agreement
E -	Opinion of Counsel for the Sellers

(continued)

Page

Schedules:

1.1	Key Employees
4.1	Company’s Jurisdiction of Qualification
4.3(i)	List of issued and outstanding shares
4.3(ii)	List of warrants, subscriptions, options, etc.
4.4	Consents
4.7.2	Payment of Taxes
4.7.4	Exception to No Jurisdiction (Taxes)
4.8.2	Leased Real Property
4.9	Pending Litigation
4.10	Insurance Policies
4.11	Material Contracts
4.12.1	Material Suppliers
4.12.2	Material Customers
4.13.1	Employee Matters
4.13.2	Labor Matters
4.14	Employee Benefit Plans
4.15	Environmental Permits
4.16	Operating Permits
4.17	Intellectual Property
4.18	Products
4.19	Product Formulae
4.20	Product Defects
4.21	Product Warranty
4.23	Accounts; Lockboxes; Safe Deposit Boxes
4.24	Exceptions to Conduct of Business Representation
4.26	Affiliated Transactions
6.1	Exceptions to Conduct of Business Covenant
6.9	Key Employee Retention Bonuses
8.1.8	Non-Compete and Non-Solicitation Employees

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is entered into as of February 21, 2017 by and among LSI INDUSTRIES INC., an Ohio corporation (“Purchaser”), JAMES HEWES BENNETT (“Bennett”) and RECTOR SAMUEL HUNT III (“Hunt”, and together with Bennett, each a “Seller” and collectively the “Sellers”), and ATLAS LIGHTING PRODUCTS, INC., a North Carolina corporation (the “Company”).

RECITALS:

A.     The Sellers collectively own 100% of the issued and outstanding shares of capital stock (the “Shares”) of the Company.

B.     Subject only to the terms and conditions contained in this Agreement and on the terms and conditions hereinafter set forth, Sellers desire to sell and Purchaser desires to purchase at the Closing on the Closing Date (as those terms are hereinafter defined) all of the Shares.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Article 1.
Definitions.

1.1     Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings, unless otherwise expressly provided or unless the context clearly requires otherwise:

“Action” means any charge, decision, judgment, injunction, writ, subpoena, demand, notice, hearing, claim, action, judicial or administrative order or decree, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any Person.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Agreement” means this Stock Purchase Agreement among Purchaser, Sellers and the Company (including all of the Exhibits and Schedules hereto), and all amendments hereto made in accordance with the provisions hereof.

“Asbestos O&M Program” means the Asbestos Operations and Maintenance Program for the Company prepared by ECS Carolinas, LLP dated March 5, 2014.

“Benefit Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, arising under ERISA or under any Employee Benefit Plan.

“Business” means the business of the Company including, without limitation, the manufacture, assembly, production, marketing and sale of LED, fluorescent and HID lighting fixtures and related lighting products.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the State of Ohio or the State of North Carolina.

“Cap” has the meaning specified in Section 9.4.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. through the date hereof.

“Closing” has the meaning specified in Section 3.1.

“Closing Conditions” means the conditions to the Closing specified in Article 8 hereof.

“Closing Date” has the meaning specified in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Company” has the meaning specified in the preamble to this Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of June 24, 2016, by and between the Company and Purchaser.

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Disclosure Schedules” and “Schedules” means the Disclosure Schedules delivered by Sellers concurrently with the execution and delivery of this Agreement, as each may be supplemented or amended at or before the Closing pursuant to Section 10.6 of this Agreement.

“Dollars” and “$” means the lawful currency of the United States of America.

“Employee Benefit Plan” means (i) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA); and (ii) any Multiemployer Plan within the meaning of Section 3(37) of ERISA, including a terminated plan or frozen plan to which the Company is making contributions or has made contributions within the preceding six (6) years.

“Employee Welfare Benefit Plan” means any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA.

“Encumbrance(s)” means any security interest, pledge, deed of trust, mortgage, lien, charge, encumbrance, adverse claim, preferential arrangement with a creditor or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air, and plant and animal life, and any other environmental medium or natural resource.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, citations, claims, liens, liabilities, notices of liability, non-compliance or violation, investigations, proceedings, consent orders, decrees or agreements or other communication relating in any way to any Environmental Laws or Environmental Permits (hereafter “Claims”), including, without limitation, (a) any and all Claims or judgments by Governmental Authorities for enforcement, investigation, monitoring, cleanup, removal, response, remedial, or other actions or damages pursuant to any applicable Environmental Laws and (b) any and all Claims by any Person seeking damages, contribution, indemnification, corrective action or cleanup, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged damages or injury or threat of damages or injury to health, safety or the Environment.

“Environmental Laws” means any federal, state, or local law, rule, regulation, code, ordinance, and requirements, including common law, in each case now in effect, and any judicial or administrative interpretation thereof in each case now in effect, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health and safety, or Hazardous Substances, including, without limitation, CERCLA; Occupational Safety and Health Act of 1970 (“OSHA”), as amended, 29 U.S.C. § 651 et. seq. the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act (“TSCA”), 15 U.S.C. § 2601 et seq.; the Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; the Emergency Planning and Community Right to Know Act, as amended, 42 U.S.C. § 11001 et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), 7 U.S.C. § 136 et seq.

“Environmental Liabilities” means any and all debts, expenses, claims, liabilities, fines, penalties and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, arising under any Environmental Laws, Environmental Claims, or Environmental Permits.

“Environmental Permits” means all permits, certificates, approvals, identification numbers, registrations, waivers, renewals, applications, modifications, licenses, and other authorizations required under any applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the related regulations, in each case as amended as of the date hereof and as the same may be amended or modified from time to time. References to titles, subtitles, sections, paragraphs or other provisions of ERISA and the related regulations also refer to successor provisions.

“Escrow Agent” means Fifth Third Bank, as escrow agent pursuant to the terms of the Escrow Agreement.

“Escrow Agreement” means an Escrow Agreement among the Purchaser, the Sellers and the Escrow Agent in the form and substance attached hereto as Exhibit B.

“Escrowed Funds” has the meaning specified in Section 2.3 to this Agreement.

“Financial Statements” has the meaning specified in Section 4.6.

“Fundamental Representations” has the meaning specified in Section 9.1.

“GAAP” means generally accepted accounting principles and practices as in effect in the United States from time to time and applied consistently throughout the periods involved.

“Governmental Authority” means any United States federal, state, local or any foreign government, governmental, regulatory or administrative authority, board, bureau, department, instrumentality, agency, commission, or quasi-governmental unit, or any court, tribunal, or judicial or arbitral body.

“Hazardous Substances” means all petroleum and petroleum products, and all substances, wastes, pollutants, contaminants, and any materials regulated or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic, pursuant to any applicable law, by any Governmental Authority with jurisdiction over the subject matter, or with respect to which such a Governmental Authority otherwise requires environmental investigation, monitoring, reporting, or remediation, including but not limited to, all substances, wastes, pollutants, contaminants, and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, the following, without duplication, (a) all Liabilities for borrowed money of such Person, whether or not contingent, (b) all obligations of such Person for the deferred purchase price of property or services except trade accounts payable and accrued liabilities that arise in the Ordinary Course of Business, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends but only to the extent such obligation is payable (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any Person other than such Person or (iii) upon the occurrence of a condition not solely within the Control of such Person, such as a redemption required to be made out of future earnings, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (A) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments of the items described in (a) through (g) above (in whatever form or medium).

“Inventory” means asset items that are held by the Company for sale in the Ordinary Course of Business and goods that will be used or consumed in the production of goods to be sold. Inventories include raw materials (goods and materials on hand but not yet placed in production), work-in-process (cost of raw materials on which production has started but has not been completed plus direct labor costs plus a ratable share of manufacturing overhead costs) and finished goods (completed but unsold goods on hand or on consignment).

“IRS” means the Internal Revenue Service of the United States.

“Key Employees” means those individuals listed on Schedule 1.1.

“Key Employee Retention Bonuses” shall have the meaning provided for in Section 6.9.

“Knowledge” (including “to the Knowledge” or “to the best Knowledge” of a party, or similar phrases) means to the knowledge of any officer of such party or such individual, as applicable, after due inquiry.

“Landlord” means Atlas Mebane Street Properties, LLC, a North Carolina limited liability company, the fee simple owner of the Leased Premises.

“Law” means any United States federal, state, local or foreign statute, law, ordinance, regulation, rule, executive order, code or other requirement of law, excluding Environmental Laws.

“Lease Agreement” means a lease agreement between the Company and Landlord for the Leased Premises in the form and substance attached hereto as Exhibit A.

“Leased Premises” means the Leased Real Property located at 1406 South Mebane Street, Burlington, Alamance County, North Carolina and including, inter alia, an approximately 336,000 square foot building containing office, warehouse and manufacturing space.

“Leased Real Property” means the real property leased or subleased by the Company, as tenant or sublessee, together with all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, including Environmental Liabilities and Environmental Claims, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law or Action and those arising under any contract, lease, Operating Permit, Environmental Permit, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means all Intellectual Property licensed or sublicensed to the Company from a third party.

“Material Adverse Effect” means any change in, or effect on, the Business or the prospects of the Company, that has an adverse effect on the financial condition of the Company of $250,000 or more or is otherwise materially adverse to the Business, results of operations or financial condition of the Company taken as a whole.

“Material Contracts” has the meaning specified in Section 4.11.

“Material Customers” has the meaning specified in Section 4.12.2.

“Material Suppliers” has the meaning specified in Section 4.12.1.

“Multiemployer Plan” means an Employee Benefit Plan that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which the Company contributes or has contributed or has or has had an obligation to contribute.

“NetJets Agreement” means that certain NetJets Fractional Program Agreement by and among the Company and NetJets Sales, Inc., NetJets Aviation, Inc. and NetJets Services, Inc. effective March 21, 2016.

“NetJets Deposit” means the deposit in the amount of $70,000 that has been paid by the Company as a security deposit as required under the NetJets Agreement.

“Non-Compete and Non-Solicitation Agreement(s)” has the meaning specified in Section 8.1.8.

“Non-Fundamental Representations” means the representations and warranties contained in Sections 4.6 (Financial Information), 4.8 (Title to and Condition of Properties), 4.9 (Litigation), 4.10 (Insurance), 4.11 (Status of Material Contracts), 4.12 (Suppliers and Customers), 4.13 (Employee and Labor Matters), 4.16 (Compliance or Liability Under Laws; Permits, etc.), 4.18 (Products, Inventories and Operations), 4.19 (Formulae, Etc. for Products), 4.20 (Product Liability; Product Defects), 4.21 (Product Warranty), 4.22 (Notes and Accounts Receivable), 4.23 (Accounts; Lockboxes, Safe Deposit Boxes), 4.24 (Conduct of Business), 4.25 (Investments), 4.26 (Affiliate Transactions), and 4.28 (Brokers).

“Operating Permits” means all permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities, except for Environmental Permits.

“Ordinary Course of Business” means the usual and ordinary course of normal day-to-day operations of the Business, consistent (in scope, manner, amount and otherwise) with the Company’s past practices through the date of this Agreement; provided, however, that solely with respect to Section 4.20 (Product Liability/Product Defects) and Section 4.21 (Product Warranty), the term “Ordinary Course of Business” shall specifically be deemed to include all claims for repairs, returns, replacements and allowances and related costs by any customer that do not exceed $50,000 in the aggregate by such customer in any fiscal year of the Company (utilizing the Company’s historic December year end); provided, further, however, that Ordinary Course of Business shall not include any such claims if and to the extent that such claims collectively from all customers total $50,000 or more and are related in nature in terms of the problem or issue giving rise to the claim.

“Owned Intellectual Property” means all Intellectual Property in and to which the Company holds, or has a right to hold, right, title and interest.

“Owned Real Property” means any real property owned by the Company, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Pension Plan” means an Employee Benefit Plan, other than a Multiemployer Plan, that is an employee benefit plan as defined in Section 3(2) of ERISA.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the Ordinary Course of Business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $25,000 in the aggregate at any time; (c) bonds, letters of credit, pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, have a Material Adverse Effect on such property.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity.

“Pre-Closing Environmental Claims” means any Environmental Claims arising out of or relating to the period prior to Closing; provided, however, that no such claim shall include any claim arising out of or relating to any failure of Purchaser or the Company to comply subsequent to the Closing with the Asbestos O&M Program.

“Products” means all energy efficient LED, fluorescent and HID lighting products of Company and all other products manufactured, sold, leased or distributed as part of the Business as of the date of this Agreement.

“Purchase Price” has the meaning specified in Section 2.2.

“Purchaser” has the meaning specified in the Preamble to this Agreement.

“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy to be obtained by Purchaser, with terms that are reasonably satisfactory to Sellers and Purchaser with respect to the obligations of the Sellers and the Company under this Agreement.

“R&W Insurance Premium” means the amount required to be paid to insurers in connection with the placement of the R&W Insurance Policy (including, but not limited to, amounts paid to the insurer at inception of such policy in respect of costs incurred by the insurer in respect of premium payments, diligence and other fees, expenses and Taxes of the insurer related thereto).

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Receivables” means any and all accounts receivable, notes and other amounts receivable by the Company from third parties, including, without limitation, Customers, arising before the Closing Date.

“Release” means discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping or otherwise disposing into or upon any land or water or air or otherwise entering into the Environment.

“Retention Agreement(s)” means the Retention Agreements to be entered into by and between Company and each of the Key Employees, in substantially the form and substance attached hereto as Exhibit C.

“Section 338(h)(10) Election” has the meaning set forth in Section 7.4.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Expenses” means the aggregate amount of Liabilities payable by the Company and/or the Sellers for which the Company or Purchaser could become liable on or after the Closing in connection with the negotiation and consummation of the transactions contemplated by this Agreement or the other documents executed in connection with this Agreement, including the (i) fees, expenses and disbursements of counsel to the Sellers and the Company or any of their independent accountants, investment bankers, financial advisors or other advisors in connection with the transactions contemplated hereby to the extent payable by the Company or any one or more of the Sellers, (ii) any expenses incurred or to be incurred by the Company in connection with the transactions and covenants contemplated hereby or for which it may have any liability, including expenses to the extent allocated to the Company under this Agreement, and (iii) any stay bonuses, transaction completion bonus or other similar payment made or required to be made to employees of the Business as a result of the transactions contemplated hereby (except for the Key Employee Retention Bonuses, which shall be expenses of the Company following the Closing); provided in no event shall the R&W Insurance Premium or the costs and expenses of the audit conducted by Grant Thornton be deemed a Seller Expense nor shall any fees, expenses, disbursements, bonuses or similar payment incurred or committed to by Purchaser on behalf of the Company or otherwise be deemed a Seller Expense.

“Sellers” has the meaning specified in the preamble to this Agreement.

“Shares” has the meaning specified in the recitals to this Agreement.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Tax” or “Taxes” means all federal, state, local, foreign and other taxes or assessments including, without limitation, income, capital gains, gross income, estimated income, business, occupation, franchise, property, sales, employment, gross receipts, use, transfer, ad valorem, profits, license, capital, payroll, excise, goods and services, severance, stamp, social security, environmental, alternative or add on, value added, occupancy, unemployment, disability, workers compensation, accumulated earnings, personal holding company, windfall profits or other taxes, tariffs, duties, charges, fees, levies or other assessments imposed by a Governmental Authority, and including interest, penalties and additions in connection therewith for which the Company is or may be liable.

“Tax Returns” means any return (including any information return), report, statement, schedule, notice, form, or other document or information, including any schedules or amendments thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

“Threshold Amount” has the meaning specified in Section 9.4.

“USTs” means any underground storage tanks and any ancillary piping and equipment; as such term is defined in the Resource Conservation and Recovery Act, as amended, and the regulations promulgated thereunder or any state equivalent thereof.

 “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Warrant” has the meaning specified in Section 2.2.

“Warrant Shares” means the common shares of Purchaser issuable upon exercise of the Warrants.

Article 2.
Purchase and Sale.

2.1     Purchase and Sale of Shares. At the Closing, Sellers shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, upon and subject to the terms and conditions of this Agreement, the Shares, free and clear of all Encumbrances.

2.2     Purchase Price. The purchase price shall be Ninety-Six Million Eight Hundred Ninety Three Thousand Dollars ($96,893,000) (the “Cash Purchase Price”) plus one or more Warrants to purchase 200,000 common shares of Purchaser at an Exercise Price equal to the closing price per share of Purchaser’s common shares on the NASDAQ Global Select Market as of the most recent Business Day prior to Closing with respect to which the NASDAQ Global Select Market has closed trading, issued in the form and substance attached hereto as Exhibit D (the “Warrants” and, collectively with the Cash Purchase Price, the “Purchase Price”). The Purchase Price shall be allocated among the Sellers in proportion to their respective holdings of the Shares, as set forth in Schedule 4.3(i). The parties agree to allocate the Purchase Price for tax purposes as provided in Section 7.4.

2.3     Payment of the Purchase Price/Escrow.

2.3.1     One Million Dollars ($1,000,000) (the “Escrow Amount”) of the Purchase Price shall be placed in escrow with the Escrow Agent by the Purchaser within one Business Day after the Closing pursuant to the terms and subject to the conditions of the Escrow Agreement.

2.3.2     At the Closing Date, Purchaser shall (a) pay to the Sellers an aggregate amount equal to the Purchase Price, less the Escrow Amount, less any Seller Expenses for which the Sellers are liable in accordance with Section 10.2 but which are paid by the Company (the “Closing Date Payment”), and (b) within two Business Days of the Closing deliver to the Sellers the Warrants.

2.3.3     Except as expressly provided in this Section 2.3, there shall be no deductions or withholdings by Purchaser from the Purchase Price or from other amounts payable to the Sellers at the Closing.

Article 3.
Closing, Items to be Delivered, Third Party Consents, Use of Name and Further Assurances

3.1     Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Shares shall take place at 9:00 A.M., Eastern Standard Time, on February 21, 2017, or on such other date or time or at such other location as may be mutually agreed upon in writing by Purchaser, the Company and Sellers, subject to Section 10.1 of this Agreement. Closing shall take place at the offices of Keating Muething & Klekamp PLL, One East Fourth Street, Suite 1400, Cincinnati, Ohio 45202. The date of the Closing is sometimes herein referred to as the “Closing Date.”

3.2     Items to be Delivered at Closing by Sellers. At the Closing and subject to the terms and conditions herein contained, Sellers and the Company shall deliver to Purchaser the following:

3.2.1     stock certificates representing all of the Shares duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer;

3.2.2     the Escrow Agreement executed by the Sellers and the Escrow Agent;

3.2.3     written resignations effective as of the Closing Date of those directors and officers of the Company as Purchaser may request not later than two (2) days prior to the Closing Date;

3.2.4     evidence of the termination of each of those Contracts and other transactions set forth on Schedule 3.2.4;

3.2.5     all corporate and other records of the Company, including but not limited to, minute books, stock books and registers, books of account, leases, contracts, and copies of the relevant portions of tax returns, reports, relevant work papers, financial records, and personnel records of the Company for the last five years;

3.2.6     Articles of Incorporation and any other charter documents of the Company, certified as of a date not earlier than 10 days prior to the Closing Date by the appropriate governmental office;

3.2.7     certificates, dated as of a date not earlier than 10 days prior to the Closing Date, of the appropriate governmental office where the Company is organized and of each of the jurisdictions in which the Company is qualified to transact business as a foreign entity as to the good standing of the Company in such jurisdictions;

3.2.8     Bylaws of the Company certified, as of the Closing Date, by its corporate secretary or other appropriate corporate officer;

3.2.9     certified copies of minutes or unanimous written consents of the shareholders of the Company and the Board of Directors of the Company, respectively, approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement;

3.2.10     certificate from Sellers dated the Closing Date, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 8.1.1, 8.1.2, 8.1.3, and 8.1.4 hereof have been fulfilled;

3.2.11     pay-off and lien release letters terminating all Encumbrances with respect to the Shares and the assets and properties of the Company in forms reasonably satisfactory to Purchaser, if applicable;

3.2.12     opinion of Schell Bray PLLC, counsel for Sellers, dated the Closing Date in the form of Exhibit E hereto with only such changes as shall be in form and substance reasonably satisfactory to the Purchaser and its counsel;

3.2.13     An assignment of the NetJets Agreement by the Company to Hunt or his designee, as assignee, pursuant to which all rights and obligations of the Company under the NetJets Agreement arising subsequent to the Closing shall be assumed by such assignee and the Company shall be held harmless by Hunt therefrom (the “NetJets Assignment”), which assignment shall include an assignment of all rights of the Company in and to the NetJets Deposit; and

3.2.14     such other documents to be delivered by Sellers hereunder or as the Purchaser or its counsel may reasonably request to carry out the purpose of this Agreement.

3.3     Items to be Delivered at Closing by Purchaser. At the Closing and subject to the terms and conditions herein contained, Purchaser shall deliver the following:

3.3.1     the Escrow Amount to paid to the Escrow Agent in accordance with Section 2.3.1 of this Agreement and the Closing Date Payment in accordance with Section 2.3.2;

3.3.2     the Escrow Agreement executed by Purchaser and Escrow Agent;

3.3.3     such other documents to be delivered by the Purchaser or the Company hereunder or as Sellers or their counsel may reasonably request to carry out the purposes of this Agreement.

3.4     Consummation of Agreement. Sellers and Purchaser shall each use their respective best efforts to perform and fulfill all obligations on each of their parts to be performed and fulfilled under this Agreement, and to cause all of the conditions precedent to the consummation of the transactions contemplated by this Agreement to be met, including, without limitation, the conditions precedent listed in Article 8 hereof.

3.5     Further Assurances. After the Closing, each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

Article 4.
Representations and Warranties of the SellerS.

The Sellers, jointly and severally, hereby represent and warrant to Purchaser as follows:

4.1     Corporate Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has the corporate power and lawful authority to own its properties and to transact the business in which it is currently engaged. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business requires it to be so qualified and where the failure to be so qualified would have a Material Adverse Effect, all of which jurisdictions are listed in Schedule 4.1 attached hereto. The minute books containing records of meetings of the Company, its shareholders and board of directors, stock certificates and stock records are true, accurate and complete in all material respects. The Company is not in default or in violation of any provision of its articles of incorporation or bylaws.

4.2     Corporate Power; Authorization; Enforceable Obligations. The Company and each Seller has the power, authority and legal right to execute, deliver and perform this Agreement: (a) the execution, delivery and performance of this Agreement by the Company and the Sellers have been duly authorized by all necessary corporate and shareholder action; and (b) this Agreement has been, and the other agreements, documents and instruments required to be delivered by the Company or Sellers in accordance with the provisions hereof will be, duly executed and delivered on behalf of the Company and Sellers, respectively, and this Agreement constitutes, and such documents when executed and delivered will constitute, the legal, valid and binding obligations of the Company and each Seller, respectively, enforceable against the Company and Sellers in accordance with their respective terms, except to the extent that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally, and except to the extent that equitable remedies, including, without limitation, the remedy of specific performance or injunctive relief, shall be subject to the discretion of the court before which any such remedy may be sought.

4.3     Capital Stock and Ownership of Shares; Subsidiaries. The total number of shares of capital stock, and the classes and par values thereof, which the Company is authorized to issue, the number of such shares which are issued and outstanding and the number of such outstanding shares owned by each Seller is set forth in Schedule 4.3(i) attached hereto. Except as set forth on Schedule 4.3(ii), there are no outstanding subscriptions, options, warrants, preemptive rights, voting trust agreements or other contracts, agreements or arrangements restricting voting or dividend rights or transferability or other rights entitling any third party to acquire from Sellers or the Company any shares of capital stock or other securities of the Company. The Shares have been duly and validly issued, are fully paid and non-assessable and are owned free and clear of any Encumbrance. On the Closing Date, each Seller will own his or her respective Shares free and clear of any Encumbrance. The Company does not hold any of its shares of stock in its treasury. The Company has no subsidiaries. The Company does not own or hold, directly or indirectly, any interests in any Person. There are no capital calls, obligations or other Liabilities that could require the Company to provide, issue or contribute any cash, capital or other property to any Person.

4.4     Validity of Contemplated Transactions, Needed Consents, etc.. Except as set forth on Schedule 4.4, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby violates, conflicts with or results in the breach of any term, condition or provision of, or requires the consent of any other Person or accelerates the performance required by, or results in the creation of any Encumbrance upon any of the properties or assets of the Company or the Shares under (a) any existing Law to which the Company or Sellers is subject, (b) any judgment, order, writ, injunction, decree or award of any Governmental Authority which is applicable to the Company, (c) the charter documents or by-laws of the Company or any securities issued by the Company, or (d) any Material Contract or gives any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Company thereunder. No authorization, approval or consent of, and no registration or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement by the Company or the Sellers, except for such filings as may be required under the HSR Act.

4.5     No Third Party Options. There are no existing agreements, options, commitments or rights with, of or to any Person to acquire any assets, properties or rights of the Company or any interest therein, except for those contracts entered into in the Ordinary Course of Business consistent with past practice for the sale of Inventory or other assets owned by the Company.

4.6     Financial Information.

4.6.1     Financial Statements. The Company has delivered to Purchaser true and complete copies of (a) the audited balance sheets of the Company as of December 25, 2015 and 2016 and (b) the related audited statements of income, cash flow and shareholders’ equity for the fiscal year ended December 25, 2015 and 2016 (collectively the “Financial Statements”). The Financial Statements, including the related notes, fairly present the financial position of the Company at the dates indicated in all material respects, and the results of operations, cash flow and shareholders’ equity of the Company for the periods then ended, in conformity with GAAP, unless otherwise noted therein, are correct and complete in all material respects and are consistent with the books and records of the Company.

4.6.2     Undisclosed Liabilities. Except to the extent set forth in or provided for or reserved against in the Financial Statements or as disclosed in a schedule to this Agreement, and except for any Taxes attributable to the making of the Section 338(h)(10) Election, the Company has no Liabilities, whether accrued, absolute, contingent, or otherwise, whether due or to become due and whether the amount thereof is readily ascertainable or not, except as arising in the Ordinary Course of Business since the date of the Financial Statements.

4.7     Tax and Other Returns and Reports.

4.7.1     Filing of Tax Returns. The Company has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it and all such Tax Returns are true, complete and accurate in all material respects. The Company has not requested any extension of time within which to file Tax Returns that have not been filed (including, without limitation, information returns).

4.7.2     Payment of Taxes. Except as set forth on Schedule 4.7.2, all Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid, or an adequate reserve has been established therefor, and the Company does not have any liability for Taxes in excess of the amounts so paid or reserves so established, except as arising in the Ordinary Course of Business since the date of the last such payment or accrual.

4.7.3     Audit History. No material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority, which deficiencies have not been paid. There are no pending or, to the Knowledge of the Sellers, threatened audits, investigations or claims for or relating to any liability in respect of Taxes and there are no matters under discussion with any Governmental Authorities with respect to Taxes. The Company has not received written notice that any taxing authority intends to audit or examine a Tax Return for any period. No extension of a statute of limitations relating to Taxes is in effect with respect to the Company.

4.7.4     No Jurisdiction. Except as set forth in Schedule 4.7.4, no jurisdiction (whether within or without the United States) in which the Company has not filed a particular type of Tax Return has asserted in writing, within the past three years, that the Company is subject to Taxation or required to file such Tax Return in its jurisdiction.

4.7.5     Closing Agreement. The Company has not received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision or any similar provision of state, local or foreign law, or in either case that would be binding upon the Company after the Closing Date.

4.7.6     Taxable Periods Ending After the Closing Date. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Law) excluding any such change not required by applicable Law and made at the discretionary request or direction of Purchaser (which change, if any, shall be subject to Section 7.8 hereof), (ii) installment sale, or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date or (iv) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date. The Company has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011(b)(2) (or any similar provision of state, local or foreign Law). The Company has not been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transactions contemplated by this Agreement.

4.7.7     Affiliated Groups. The Company has not been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes other than an affiliated group of which the Company is the parent corporation, nor does the Company have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise.

4.7.8     Joint Ventures. The Company is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

4.7.9     Foreign Operations. The Company has not had and does not have a permanent establishment in any foreign country and has not engaged in a trade or business in any foreign country; provided, however, that the Company has purchased and expects to continue purchasing products from suppliers located in foreign countries.

4.7.10     Withholding. All material Taxes required to be withheld and paid by the Company have been timely withheld and all withheld Taxes have been timely paid over to the proper Taxing authorities or properly set aside in accounts for such purpose.

4.7.11     S Corporation. The Company has been an “S” Corporation (as defined in Section 1361(a) of the Code) at all times since its inception through the time immediately prior to the Closing. The Company has no potential liability for any Tax under Section 1374 of the Code. Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past ten years, acquired assets in a transaction in which the Company’s basis in the acquired assets is determined, in whole or in part, by reference to the Tax basis in the acquired assets in the hands of the transferor or acquired stock of any corporation that is a qualified subchapter S subsidiary.

4.8     Title to and Condition of Properties.

4.8.1       Owned Real Property. The Company does not have and has never had any Owned Real Property.

4.8.2     Leased Real Property. Schedule 4.8.2 lists and describes all Leased Real Property. The Company has delivered to Purchaser correct and complete copies of all of the leases and subleases identified on Schedule 4.8.2. With respect to each lease and sublease listed on Schedule 4.8.2:

(i)     the leases or subleases are legal, valid, binding, enforceable and in full force and effect;

(ii)     the leases or subleases will continue to be legal, valid, binding or enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except as otherwise provided in the Lease Agreement;

(iii)     neither the Company, nor to the Knowledge of the Sellers, any other party to the leases or subleases is in breach or default, and no event has occurred which with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)     there are no disputes, oral agreements or forfeiture programs in effect as to any such leases or subleases;

(v)     Company has not assigned, transferred, conveyed, mortgaged or encumbered any interest in the leasehold; and

(vi)     Company’s use of the Leased Real Property is in compliance in all material respects with all applicable zoning laws and regulations.

4.9       Litigation. Except for those matters set forth on Schedule 4.9 attached hereto, no litigation, arbitration, action, suit, investigation or other proceeding of or before any Governmental Authority, is pending or, to the Knowledge of the Sellers, threatened against the Company, at law or in equity.

4.10     Insurance.     Schedule 4.10 sets forth a list of each insurance policy (including policies providing property, casualty, liability, workers’ compensation, and bond and surety arrangements) under which the Company is presently an insured, a named insured or otherwise a principal beneficiary of coverage, including all bonds and letters of credit whether provided by the Sellers or the Company. With respect to each such insurance policy, bond or letter of credit:

4.10.1     the policy, bond or letter of credit is legal, valid, binding and enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy and insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and, except for policies that have expired under their terms in the ordinary course, and each such policy, bond or letter of credit is in full force and effect;

4.10.2     the Company is not in breach or default of such policy, bond or letter of credit (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or material default or permit termination or modification under the policy; and

4.10.3     no party to the policy, bond or letter of credit has repudiated, or given notice of an intent to repudiate, any provision thereof.

4.11     Contracts and Commitments.

4.11.1     Schedule 4.11 contains a complete and accurate list of each of the following contracts and agreements of the Company (such contracts and agreements, together with all agreements relating to Intellectual Property set forth in Schedule 4.17, being herein referred to as “Material Contracts”):

(i)     each contract and agreement for the purchase of Inventory under the terms of which the Company: (A) is required to pay or otherwise give consideration of more than $50,000 in the aggregate after the Closing Date, and (B) which cannot be cancelled by the Company without penalty and without more than thirty (30) days’ notice;

(ii)     each contract and agreement for the sale of Products or for the furnishing of services by the Company: (A) pursuant to which the Company is to receive consideration of more than $50,000 in the aggregate after the Closing Date, and (B) which cannot be cancelled by the Company without penalty and without more than thirty (30) days’ notice;

(iii)     all employment agreements or other contracts (including without limitation severance agreements and arrangements) with employees, independent contractors, consultants or similar individuals or entities to which the Company is a party or is bound;

(iv)     all contracts and agreements relating to Indebtedness of the Company;

(v)     all contracts and agreements with any Governmental Authority to which the Company is a party, including record retention agreements and powers of attorney;

(vi)     all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii)     all contracts and agreements between or among the Company and any Seller or any Affiliate of a Seller;

(viii)     all hedging arrangements, futures contracts or other derivative products which individually involve or could expose the Company or its Subsidiaries to liability in excess of $50,000; and

(ix)     all agreements for the purchase, sale, lease or improvement of real property.

4.11.2     Status of Material Contracts. Except as disclosed in Schedule 4.11, each Material Contract:

(i)     is valid and binding on and enforceable against the Company and, to the Knowledge of the Sellers, on the other respective parties thereto and is in full force and effect; and

(ii)     the Company is not in breach of, or in default under, any Material Contract and no event or action has occurred, is pending, or to the Knowledge of the Sellers, is threatened, which after the giving of notice, or the lapse of time, or otherwise, will constitute or result in a breach or default by the Company.

(iii)     to the Knowledge of the Sellers, no other party to any Material Contract is in material breach thereof or material default thereunder.

(iv)     There is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the Ordinary Course of Business consistent with past practice, any of the properties or assets of the Company.

4.12     Suppliers and Customers.

4.12.1     Suppliers. Schedule 4.12.1 (i) lists any rebate arrangements that exist between the Company and any of its suppliers and (ii) sets forth each supplier to whom the Company has paid consideration for goods or services rendered in an amount equal to $5,000 or greater since December 25, 2015 (collectively, the “Material Suppliers”). The Company has not received any written notice, and to the Knowledge of the Sellers the Company has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease after the Closing, to supply goods or services to the Company or to otherwise terminate or reduce its relationship with the Company in any material respect.

4.12.2     Customers. Schedule 4.12.2 sets forth each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount equal to $100,000 or greater since December 25, 2015 (collectively, the "Material Customers"). The Company has not received any written notice, and to the Knowledge of the Sellers the Company has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or reduce its relationship with the Company in any material respect.

4.13     Employee and Labor Matters.

4.13.1     Employee Matters.     Schedule 4.13.1 contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 4.13.1 as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full except to the extent not yet due in the Ordinary Course of Business, and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

4.13.2     Labor Matters.      Schedule 4.13.2 contains a correct and complete list of all collective bargaining, labor and similar agreements (other than any Employee Benefit Plans) to which the Company is a party or by which it is bound. True, correct and complete copies of all such agreements have been supplied to the Purchaser. The Company has complied, in all material respects, with its obligations related to, and it is not in default under, any written employment agreements, collective bargaining agreements and any written personnel policies to which it is a party or by which it is bound. The Company is in compliance with all Laws respecting employment and employment policies, practices, terms and conditions of employment. Except as set forth in Schedule 4.13.2:

(i)     there is no unfair labor practice charge or complaint against the Company pending or, to the Knowledge of the Sellers, threatened before the National Labor Relations Board;

(ii)     there is no pending, nor, to the Knowledge of the Sellers, are there any threatened, labor strikes, request for representation, work stoppages or lockouts;

(iii)     there is no representation, claim or petition pending before the National Labor Relations Board respecting the employees of the Company nor, to the Knowledge of the Sellers, are there, known or pending, any organizational efforts on behalf of the employees of the Company;

(iv)     no grievance nor any arbitration proceeding arising out of any collective bargaining agreement to which the Company is a party is pending or, to the Knowledge of the Sellers, threatened;

(v)     no charges with respect to or relating to the Company are pending or, to the Knowledge of the Sellers, threatened, before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices;

(vi)     no claims relating to employment or loss of employment with the Company are pending in any federal, state or local court or in any other adjudicatory body and, to the Knowledge of the Sellers, no such claims against the Company have been threatened;

(vii)     the Company has not received written notice nor has it any Knowledge of the intent of any Governmental Authority responsible for the enforcement of labor or employment regulations to challenge any policy, practice or terms or condition of employment or to conduct an investigation of, or relating to, the Company, and to the Knowledge of the Sellers, no such investigation is in progress;

(viii)     the Company does not provide any medical or life insurance benefits to retired or other former employees of the Company; and

(ix)     The Company has complied with the WARN Act, and to the Knowledge of the Sellers, the Company has taken no action on its part that would require compliance with the WARN Act and has no plans to undertake any such action.

4.14     Employee Benefit Plans and Arrangements.

4.14.1     Schedule 4.14 lists each Employee Benefit Plan that the Company maintains or to which the Company contributes.

4.14.2     Each such Employee Benefit Plan (and each related trust, insurance contract or fund) subject to ERISA complies in form and in operation in accordance with its terms and in all material respects with the applicable requirements of ERISA, the Code and other applicable laws.

4.14.3     Except as described in Schedule 4.14 (i) all required reports and descriptions, including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s and Summary Plan Descriptions, have been filed or distributed with respect to each Employee Benefit Plan subject to Title I of ERISA and (ii) the requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code §4980B have materially been met with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

4.14.4     All contributions, including all employer contributions and employee salary reduction contributions that are due prior to the date of this Agreement have been paid to each such Employee Benefit Plan that is a Pension Plan, and all contributions that are due for any period ending on or before the Closing Date will have been paid on or before the Closing Date to each such Pension Plan or will have been accrued in accordance with the past custom and practice of the Company. All premiums or other payments that are due for all periods ending on or before the Closing Date will have been paid on or before the Closing Date with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

4.14.5     Each such Employee Benefit Plan that is a Pension Plan covering employees in the United States and that is intended to be a “qualified plan” under Code §401(a), substantially meets the requirements of Code §401(a) and has received a favorable determination letter from the Internal Revenue Service or has pending an application for a determination letter which was timely filed or may rely on an Opinion Letter from the Internal Revenue Service to the sponsor of a prototype plan or volume submitter plan.

4.14.6     [Intentionally Omitted]

4.14.7     The Company has delivered to Purchaser correct and complete copies of the plan documents (including amendments) and summary plan description, the most recent determination letter received from the Internal Revenue Service (for each Pension Plan or opinion letter from the Internal Revenue Service, as applicable), the most recent Form 5500 Annual Report, if applicable, and all related trust agreements, insurance contracts and other funding agreements or other documents which implement each Employee Benefit Plan.

4.14.8     The Company has the right to amend or terminate, without the consent of any other Person, any Employee Benefit Plan it maintains, except as proscribed by law.

4.14.9     With respect to each Employee Benefit Plan to which the Company contributes or ever has contributed, within the seven years ending on the Closing Date, or to which any of them contributes, contributed within the seven years ending on the Closing Date, or ever has been required to contribute, within the seven years ending on the Closing Date:

(i)     No such Employee Benefit Plan is a Pension Plan that is subject to Title IV of ERISA.

(ii)     To the Knowledge of the Sellers, there have been no prohibited transactions (as defined in ERISA §406 and Code §4975) with respect to any such Employee Benefit Plan subject to Title I of ERISA. To the Knowledge of the Sellers, no Fiduciary (as defined in ERISA §3(21)) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation relating to any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Sellers, threatened. To the Knowledge of the Sellers, there is basis for any such action, suit, proceeding, hearing or investigation.

4.14.10     The Company has not contributed to, or, to the Knowledge of the Sellers, been required to contribute to any Multiemployer Plan or has any liability, including withdrawal liability, under any Multiemployer Plan as defined in §4001(a)(3) of ERISA.

4.14.11     To the Knowledge of the Sellers, the Company is not required to contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents, other than in accordance with Code §4980B.

4.14.12     The consummation of this Agreement and the performance of each of the respective obligations of the Company and Purchaser under this Agreement do not cause or trigger the obligation to make any severance payment or other payments to any officer, director or employee of the Company.

4.15     Environmental Matters.

4.15.1     Schedule 4.15 lists all Environmental Permits presently held by the Company. The Company holds all Environmental Permits necessary for the conduct and operation of the Business and the occupancy and use of its Real Property, and all such Environmental Permits are in full force and effect. The Company has timely submitted renewal applications and annual filing fees for all such Environmental Permits and has paid all fees associated with the Environmental Permits. The Company and the Sellers have not received any notice from any Governmental Authority revoking, canceling, rescinding, modifying or refusing to renew any Environmental Permit or providing written notice of violations or liability under any Law or Environmental Law. The Company has been and is presently in material compliance with the Environmental Permits and the requirements of the Environmental Permits.

4.15.2     Except as disclosed in Schedule 4.15:

(i)     Hazardous Substances have not been Released from, on, in or under any Real Property and have not been generated, used, handled, disposed, treated, or stored on, in or under or transported to or from, any Real Property, except in material compliance with all applicable Environmental Laws;

(ii)     the Company has disposed of all Hazardous Substances in material compliance with all applicable Environmental Laws and Environmental Permits;

(iii)     there are no pending, and to the Knowledge of the Sellers, no threatened, Environmental Claims or Environmental Liabilities against the Company or any Real Property, and the Company has not received any written notice of any such Environmental Claims or Environmental Liabilities; and

(iv)     to the Knowledge of the Sellers, there are not currently nor were there previously any USTs, asbestos-containing materials in any form, materials or equipment containing polychlorinated biphenyls, or any landfills or disposal areas on, in or under any Real Property.

4.15.3     The Sellers have provided Purchaser with complete and accurate copies of all written information in their possession or control pertaining to the Business and the Company’s compliance with and Liability under all Environmental Laws and Environmental Permits, including compliance audits and environmental assessments, notices of violation and liability, orders, regulatory inspections, and sampling of the Environment at, on, in, under or around the Real Property.

4.16     Compliance or Liability Under Laws; Permits, etc.. Schedule 4.16 lists all Operating Permits presently held by the Company. Except as set forth on Schedule 4.16 hereof, the Company is not in violation of nor has any Liability under, any domestic or foreign Law, including all Environmental Laws. The Company currently holds all Operating Permits necessary or proper for the conduct of the Business and all such Operating Permits are in full force and effect. The Company and the Sellers have not received any written notice from any Governmental Authority or Person revoking, canceling, rescinding, materially modifying, or refusing to renew any Operating Permit, or providing written notice of violation or Liability under any Law, Environmental Law or Environmental Permit. The Company has been and is in substantial compliance with the Operating Permits, and the requirements of such Operating and Environmental Permits.

4.17     Intellectual Property.

4.17.1     Schedule 4.17 sets forth a true and complete list and a brief description of all Intellectual Property, including all Owned Intellectual Property, and a true and complete list and a brief description of any license or sublicense thereof, and a true and complete list and a brief description of all Licensed Intellectual Property. Except as otherwise described in Schedule 4.17, in each case where a registration or application for registration listed in Schedule 4.17 is held by assignment, the assignment has been duly recorded. The rights of the Company in or to such Intellectual Property do not conflict with or infringe on the rights of any other Person, and the Company and the Sellers have not received any claim or written notice from any Person to such effect.

4.17.2     Except as disclosed in Schedule 4.17;

(i)     all the Owned Intellectual Property is owned by the Company free and clear of any Encumbrance except Permitted Encumbrances;

(ii)     the Company has the right, pursuant to valid and enforceable licenses, to use the Licensed Intellectual Property in the manner in which the Licensed Intellectual Property is being used; and

(iii)     no Actions are pending (nor, to the Sellers’ Knowledge, have been threatened) against the Company either (A) based upon, challenging, or seeking to deny or restrict, the use by the Company of any of the Intellectual Property, or (B) alleging that any services provided or Products sold by the Company are being provided or sold in violation of any patents, trademarks or intellectual property rights of any Person. To the Sellers’ Knowledge, no Person is using any patents, copyrights, trademarks, service marks, trade names or trade secrets that infringe upon the Owned Intellectual Property or upon the rights of the Company therein. Except as disclosed in Schedule 4.17, the Company has not granted any license or other right to any other Person with respect to the Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property or any of the rights of the Company in any of the Licensed Intellectual Property.

4.17.3     The Intellectual Property described in Schedule 4.17 constitutes all the Intellectual Property used or held by the Company in the conduct of the Business and there are no other items of Intellectual Property that are material to the Company or the Business.

4.17.4     As to each item of Intellectual Property that any third party owns and that Company uses pursuant to licenses, sublicenses, agreements or permissions, the Company has delivered to Purchaser copies of all such licenses, sublicenses, agreements and permissions, and with respect to each such item of Intellectual Property:

(i)     the licenses, sublicenses, agreements, or permissions, covering the item are valid, binding, enforceable and in full force and effect;

(ii)     the licenses, sublicenses, agreements, or permissions will continue to be valid, binding or enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii)     neither the Company, nor to the Knowledge of the Sellers or the Company, any other party to the licenses, sublicenses, agreements, or permissions is in breach or default, and no event has occurred which with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)     no license, sublicense, agreement or permission is subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(v)     no Action is pending or to the Company or Sellers’ Knowledge, is threatened which challenges the legality, validity, or enforceability of any such license, sublicense, agreement or permission; and

(vi)     except as disclosed in Schedule 4.17, Company has not granted any sublicenses or similar right with respect to such licenses, sublicenses, agreements or permissions.

4.17.5     To the Knowledge of the Sellers, the Company has not interfered with, infringed upon, misappropriated, or come into conflict with any Intellectual Property rights of third parties. To the Knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Company. Further, to the Knowledge of Company and the Sellers, Company will not interfere with, infringe, misappropriate, or otherwise come into conflict with any Intellectual Property rights of third parties as a result of the continued operation of its Business and the Company’s use of the Intellectual Property as presently conducted.

4.18     Products, Inventories and Operations.

4.18.1     To the Knowledge of the Sellers, the finished goods inventories, taken as a whole, net of reserves for excess and obsolete inventories, will at the Closing be good, usable and salable in the Ordinary Course of Business, and free from any material defect, whether latent or patent, except as arising in the Ordinary Course of Business. The inventories of finished goods of the Products are packaged for resale in customary packaging used for those Products by the Company.

4.18.2     Except as set forth in Schedule 4.18, the manufacture, use and sale by the Company of its Inventory are in accordance in all material respects with the provisions of applicable Law and to the Knowledge of the Sellers, do not interfere with the rights of any Person to know-how or to any property right the existence of which would materially adversely affect the value of the inventories

4.19     Formulae, Etc., for Products Schedule 4.19 contains a list of the Company’s Inventory as of December 25, 2016, which is true and correct in all material respects. The Company has a sufficient combination of manufacturing and testing instructions, formulae and other documentation to conduct its Business in the Ordinary Course of Business. The Company shall preserve all such manufacturing instructions, formulae and other documentation and all available information concerning the Products under development and shall disclose to Purchaser all manufacturing processes by the Company relating to the Products.

4.20     Product Liability/ Product Defects. There are no Liabilities (and, to the Knowledge of the Sellers, there is no basis for any Action against the Company giving rise to any Liabilities) arising out of any injury to any individual or property as a result of ownership, possession, or use of any Product manufactured, sold, leased or delivered by Company. Except to the extent (i) reserved for in the Financial Statements, or (ii) set forth in Schedule 4.20, or (iii) arising in the Ordinary Course of Business, there are no defects in the materials, procedures or production techniques for the Products that have been produced or sold by, for or on behalf of the Company that would adversely affect the performance and quality of such Products.

4.21     Product Warranty. Except to the extent (i) reserved for in the Financial Statements, or (ii) set forth on Schedule 4.21 or (iii) arising in the Ordinary Course of Business, each Product manufactured, sold, leased or delivered by the Company has been in conformity in all material respects with all applicable contractual commitments and all express or implied warranties and the Company has no Liabilities (and, to the Knowledge of the Sellers, there is no basis for any Action giving rise to any Liabilities) for replacement or repair thereunder or other damages in connection therewith. No Product manufactured, sold, leased or delivered by the Company is subject to any current warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 4.21 lists the standard terms and conditions of sale by the Company.

4.22     Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on the Company’s books and records, are valid Receivables subject to no setoffs or counterclaims and are current and collectible in accordance with and subject to the Company’s standard terms and conditions of sale, subject only to the reserve for bad debts on the most recent balance sheet of the Company dated December 25, 2016, as included within the Financial Statements, and to any bad debts, setoffs, or counterclaims arising in the Ordinary Course of Business subsequent to the date of such balance sheet.

4.23     Accounts; Lockboxes; Safe Deposit Boxes. Schedule 4.23 contains a true and complete list of:

4.23.1     the names of each bank, savings and loan association, securities or commodities broker or other financial institution in which the Company has an account, including cash contribution accounts, and the names of all persons authorized to draw thereon, sign checks therefrom or have access thereto;

4.23.2     the location of all lockboxes and safe deposit boxes of the Company and the names of all Persons authorized to draw thereon or have access thereto; and

4.23.3     the names of all Persons, if any, holding powers of attorney from the Company.

4.24     Conduct of Business. Except as set forth on Schedule 4.24, since December 25, 2015, the Company has conducted the Business only in the Ordinary Course of Business, and, except as contemplated by this Agreement, there has not been any:

4.24.1     event(s) which, individually or cumulatively, to the Knowledge of the Sellers, have had a Material Adverse Effect;

4.24.2     sale, assignment, transfer, mortgage, pledge or lease of any assets of the Company except in the Ordinary Course of Business and except for the NetJets Assignment;

4.24.3     issuance, sale or other disposition by the Company of any stock, stock options, bonds, notes or other securities of the Company;

4.24.4     any payment of a cash dividend by the Company;

4.24.5     increase in the rates of direct compensation payable or to become payable by the Company to any officer, employee, agent or consultant, other than routine increases made in the Ordinary Course of Business, or any bonus, percentage compensation, service award or other like benefit, granted, made or agreed to for any such officer, employee, agent or consultant, or any welfare, pension, retirement or similar payment or arrangement made or agreed to which is greater than any such bonus, percentage compensation, service award or other like benefit or any welfare, pension, retirement or similar payment or arrangement existing or made pursuant to arrangements, agreements, or plans existing at December 25, 2015, except as required by existing agreements or Law;

4.24.6     revaluation by the Company of any of its respective assets;

4.24.7     damage, destruction or loss affecting the properties or the Business, individually or cumulatively, having a Material Adverse Effect; or

4.24.8     payment of charitable contributions.

4.25     Investments. The Company does not own any capital stock or other securities or any other direct or indirect interest or investment in any firm, corporation or other entity (including any joint venture or partnership).

4.26     Affiliate Transactions. Except as disclosed on Schedule 4.26, the Sellers have not, since December 25, 2014, had, directly or indirectly (a) any interest in any Person which purchases from or sells or furnishes to the Company any goods or services; (b) a beneficial interest in any contract, commitment or agreement to which the Company is a party or by which it may be bound or affected; or (c) any interest or claim against the Company.

4.27     FIRPTA. Neither of the Sellers nor the Company is a “foreign person” as defined in Section 1445(f)(3) of the Code.

4.28     Brokers. All negotiations relative to this Agreement have been carried on by the Company and the Sellers, either directly or through their representatives, without the intervention of any other Person engaged by it who may be entitled to any brokerage or finder’s fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, except DHG Corporate Finance LLC, whose fee shall be paid as a Seller Expense (the “DHG Brokerage Fee”).

4.29     Section 338(h)(10) Election. The Sellers satisfy the requirements necessary for the Sellers to participate in making an election pursuant to Section 338(h)(10) of the Code with respect to the sale of the Shares of the Company.

4.30     Investment Purpose. Each of the Sellers is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Sellers have had the opportunity to ask questions of and receive information from Purchaser regarding the receipt of the Warrants from Purchaser. Sellers are accepting the Warrants for investment only and not with a view to resale or other distribution in violation of the Securities Act or other applicable securities laws. The Sellers acknowledge that the Warrants and the Warrant Shares are not registered under the securities laws of the United States or any state and are being transferred to Sellers in reliance upon one or more exemptions from the registration requirements made available under such laws, and that the statutory basis for such exemptions may not be present if Sellers have a present intent to acquire the Warrants or the Warrant Shares with a view to the distribution thereof in violation of the Securities Act or other applicable securities laws. Neither Purchaser nor its advisors, agents or representatives has made any representations or warranties regarding the future stock price of the Warrant Shares or the future financial performance of Purchaser.

4.30     Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Agreement, the Sellers make no representation or warranty, express or implied, at law or in equity, in respect of the Company, or any of its assets, liabilities or operations, including, without limitation, with respect to the condition of such assets or the merchantability or fitness of such assets for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

Article 5.
Representations and Warranties of Purchaser.

Purchaser represents and warrants to Sellers as follows:

5.1     Corporate Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

5.2     Corporate Power and Authorization. Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Purchaser in accordance with the provisions hereof (“Purchaser’s Documents”) will be, duly executed and delivered by Purchaser and this Agreement constitutes and the Purchaser’s Documents when executed and delivered will constitute, the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms except to the extent that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally.

5.3     Validity of Contemplated Transactions, etc.. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby violates, conflicts with or results in the breach of any term, condition or provision of, or requires the consent of any other Person or accelerates the performance required by, or results in the creation of any Encumbrance upon any of the properties or assets of the Purchaser, under (i) any existing Law to which Purchaser is subject, (ii) any judgment, order, writ, injunction, decree or award of any Governmental Authority which is applicable to Purchaser, (iii) the Articles of Incorporation, By-Laws or Code of Regulations of, or any securities issued by, Purchaser, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Purchaser is a party or by which Purchaser is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement by Purchaser, except for such filings as may be required under the HSR Act.

5.4     Investment Purpose. Purchaser is an “Accredited Investor” as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended, and has such knowledge and experience in financial and business matters, including, without limitation, knowledge concerning the Business, as is necessary to enable Purchaser to determine whether to enter into this Agreement. Purchaser acknowledges that it has had the opportunity to ask such questions of and receive such information from Sellers regarding the purchase of the Shares and the Company as Purchaser has deemed appropriate in connection with the transactions contemplated herein. Purchaser is purchasing the Shares for investment only and not with a view to resale or otherwise dispose of all or any part of the Shares unless and until Purchaser determines at such future date that changed circumstances, not now anticipated, make such disposition advisable, and then, only in compliance with the Securities Act of 1933, as amended, and all other applicable securities laws. Purchaser acknowledges that the Shares are not being registered under the securities laws of the United States or any state thereof in reliance upon one or more exemptions from the registration requirements made available under such laws, and that the statutory basis for such exemptions may not be present if the Purchaser has a present intent to acquire the Shares with a view to the distribution thereof.

5.5     Brokers. All negotiations relative to this Agreement have been carried on by Purchaser directly without the intervention of any Person engaged by it who may be entitled to any brokerage or finder’s fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby except J. Jeffrey Brausch & Company, whose fee shall be paid by the Purchaser.

5.6     Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Business and the assets of the Company, and Purchaser hereby acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Sellers and the Company for such purpose. Purchaser hereby further acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of the Sellers set forth in Article 4 of this Agreement (including related portions of the Schedules); and (b) neither the Sellers nor any other Person has made any representation or warranty to Purchaser as to the Company, the Business, the assets of the Company, or this Agreement, except as expressly set forth in Article 4 of this Agreement (including the related portions of the Schedules).

Article 6.
Covenants.

6.1     Conduct of Business of the Company Prior to the Closing.

Between the date hereof and the Closing Date, the Company shall operate only in the Ordinary Course of Business in all material respects. Without limiting the generality of the foregoing, without Purchaser’s prior consent, and except as expressly provided in this Agreement, the Company shall:

(i)     continue its advertising and promotional activities, and pricing and purchasing policies in accordance with past practice;

(ii)     not shorten or lengthen the customary payment cycles for any of its payables or Receivables;

(iii)     use commercially reasonable efforts, without making any commitments on behalf of the Purchaser, to (A) preserve intact the Company business organization and the Business, (B) keep available to the Purchaser the services of the executives and significant employees of the Company, (C) continue in full force and effect without material modification all existing policies or binders of insurance maintained in respect of the Company and the Business in effect as of December 25, 2016, and (D) preserve the Company’s current relationships with its customers, suppliers and other Persons with which the Company has significant business relationships;

(iv)     exercise, but only after notice to the Purchaser, any rights of renewal pursuant to the terms of any leases or subleases for Leased Real Property which by their terms would otherwise expire;

(v)     not engage in any practice, take any action, fail to take any action or enter into any transaction that could cause any representation or warranty of the Sellers in this Agreement to be untrue in any material respect or result in a material breach of any covenant made by the Sellers herein;

(vi)     not transfer to any Seller by way of dividend, distribution or otherwise any amounts;

(vii)     maintain in full force and effect all insurance policies set forth on Schedule 4.10 or an equivalent replacement policy;

(viii)     refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will, individually or cumulatively with any other act(s), omission(s) or permission(s), cause a breach of any Material Contract and which will have a Material Adverse Effect;

(ix)     furnish to Purchaser, within ten (10) days after the end of a fiscal month, unaudited financial statements for the Company for such period in the same form as delivered to Purchaser for the prior months of 2016;

(x)     not merge or consolidate with any other Person without the prior written consent of Purchaser;

(xi)     promptly notify Purchaser of any event(s) which, individually or cumulatively, will have a Material Adverse Effect;

(xii)     not revoke Company’s election to be taxed as an S corporation within the meaning of Code Section 1361 and 1362. The Company and Sellers shall not take or allow any action, other than the sale of the Shares contemplated by this Agreement, that would result in the termination of the Company’s status as an S corporation within the meaning of Code Section 1361 and 1362;

(xiii)     not enter into, or become obligated under, any lease, contract, agreement or commitment except for any lease, contract, agreement or commitment that is entered into in the Ordinary Course of Business; and

(xiv)     not change, amend or terminate or otherwise modify any lease, contract, agreement or commitment, unless such change, amendment or termination is entered into in the Ordinary Course of Business and would not have a Material Adverse Effect.

6.2     Access to Information. From the date hereof until the Closing, upon reasonable notice, the Company and the Company’s officers, directors, employees, agents, representatives, accountants and counsel shall:

6.2.1     afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company; and

6.2.2     furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of Purchaser such audited and unaudited financial statements and any other financial or other information available to Sellers and which is reasonably necessary for the preparation by the Purchaser of documents required for financing the purchase of the Shares (or legible copies thereof).

In order to facilitate the resolution of any claims made by or against or incurred by the Sellers, the Purchaser or the Company, for a period of 10 years following the Closing or such longer period as may be required by the record retention regulations, policies and procedures of the IRS, the Purchaser and the Company shall:

6.2.3     retain the books and records of the Company which relate to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Company; and

6.2.4     upon reasonable notice, afford the Sellers and the authorized agents and representatives of the Sellers reasonable access (including the right to make, at the Sellers’ expense, photocopies), during normal business hours, to such books and records.

6.3     Due Diligence. The Company will permit representatives of Purchaser to have reasonable access at reasonable times upon reasonable prior notice, to all premises, properties, personnel, books, records including tax records, contracts, and documents of or pertaining to the Company and the Business. Such parties will also furnish Purchaser and its representatives (provided that such representatives are bound by the Confidentiality Agreement) with copies of all such information and data concerning the affairs of the Company that Purchaser reasonably may request for the purpose of verifying the representations and warranties made herein and further investigating the Business and the affairs of the Company. In furtherance therefore, subject to the prior consent of the Company (which shall not be unreasonably withheld, unreasonably conditioned or unreasonably delayed) the Company will permit Purchaser, in a manner approved by the Company, to make contact with all members of management of the Company, with its Material Customers and with such other Persons with which the Company has been conducting business. The performance of this due diligence on the part of the Purchaser or the acquisition of information by the Purchaser shall not relieve the Sellers from any representation, warranty or covenant made by them in this Agreement. All information obtained by Purchaser and Purchaser’s representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement.

6.4     Financing. Purchaser has obtained a commitment for financing in an amount sufficient to enable Purchaser to pay the Purchase Price and to consummate the transactions contemplated by this Agreement (the “Financing”), on the terms and conditions set forth in the Third Amendment to Loan Documents by and between LSI Industries Inc. and PNC Bank, National Association.

6.5     Regulatory and Other Authorizations; Notices and Consents.

6.5.1     Each party hereto shall, as promptly as possible, (i) make, or cause to be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use its best efforts to obtain (or, in the case of the Sellers, cause the Company to obtain) any authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its or their execution and delivery of, and the performance of its or their respective obligations pursuant to this Agreement and will cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

6.5.2     The Company shall give promptly such notice to third parties and use its best efforts to obtain such third party consents and estoppel certificates as may be required in connection with the transactions contemplated by this Agreement.

6.5.3     The Purchaser shall cooperate and assist the Company in giving such notices and obtaining such consents and estoppel certificates.

6.5.4     The Sellers and the Purchaser further agree that, if any consent, approval or authorization necessary or desirable to preserve for the Business or the Company any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which any Seller or the Company is a party is not obtained or received prior to the Closing Date, and subject to the agreement of the Purchaser to consummate the purchase of the Shares from the Sellers pursuant to this Agreement despite the failure of the Sellers to deliver any such consent, approval or authorization prior thereto, the Sellers shall, subsequent to the Closing, cooperate fully with the Purchaser and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable; provided, however, the Sellers shall have no obligation to provide any guarantee, payment, or other consideration of any nature in connection with obtaining such consent, approval or authorization. In such event, if such consent, approval or authorization cannot be obtained, the Sellers shall use their best efforts to provide the Company with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if the Sellers provide such rights and benefits, the Company shall assume the obligations and burdens thereunder.

6.6     Notice of Developments. Prior to the Closing, each party to this Agreement shall promptly notify the other parties to this Agreement in writing of any of the following matters which come to such party’s attention:

6.6.1     all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which will result in a breach of a representation or warranty or covenant of such party in this Agreement or which has the effect of making any representation or warranty of such party in this Agreement untrue or incorrect in any material respect; and

6.6.2     with respect to the Sellers and the Company, all other material developments affecting the business and financial condition of the Company or the Sellers’ ability to consummate the transactions contemplated hereby, and, with respect to Purchaser and the Purchaser’s Affiliates, the Purchaser’s ability to consummate the transactions contemplated hereby.

6.7     No Solicitation or Negotiation; Break-Up Fee. The Sellers and the Company agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with the terms hereof, neither the Sellers, nor the Company, nor any of their respective Affiliates, and their respective officers, directors, employees, agents, representatives, or advisors will, directly or indirectly:

6.7.1     solicit, initiate, entertain or encourage any other proposals or offers (hereinafter referred to as an “Acquisition Transaction”) from any Person:

(i)     relating to any acquisition or purchase of all or any portion of the capital stock of the Company or assets of the Company (other than Inventory or Receivables to be sold in the Ordinary Course of Business consistent with past practice or tangible personal property obsolete or surplus to the requirements of the Business),

(ii)     to enter into any business combination with the Company, or

(iii)     to enter into any other extraordinary business transaction involving or otherwise relating to the Company,

6.7.2     enter into any Acquisition Transaction, or

6.7.3     participate in any discussions, conversations, negotiations and other communications regarding, or unless otherwise required by Law, furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Each Seller shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons heretofore conducted with respect to any of the foregoing. The Sellers and Company shall immediately notify the Purchaser if the Sellers, the Company, any of their Affiliates, or their respective officers, directors, employees, agents, representatives, or advisors receives any indication of interest in an Acquisition Transaction, a proposal or offer therefor, or any inquiry, request for information or other contact with any Person with respect thereto, and shall, in any such notice to the Purchaser, indicate in detail the terms and conditions of such proposal, offer, inquiry or other contact including the identity of such Person.

If, after the execution of this Agreement and prior to the termination thereof in accordance with the terms of Section 10.1.1(i) hereof, the Company or any Seller breaches the terms of Sections 6.7.1, 6.7.2 or 6.7.3 hereof or the Sellers terminate this Agreement in accordance with the terms of Sections 10.1.1 or 10.1.3 hereof and within six (6) months after the date of such breach or the notice of termination, as the case may be, the Company or Sellers enter into a letter of intent or any other agreement relating to the acquisition of a material portion of the Shares, the assets of the Company, or the Business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of Inventory or immaterial portions of the Company’s assets in the Ordinary Course of Business) and such transaction is ultimately consummated or the Sellers otherwise actually complete a sale of a material portion of the Shares, the assets of the Company, or the Business to a third party then, immediately upon the closing of such transaction, the Sellers shall pay or cause the Company to pay to the Purchaser the sum of Five Million Dollars ($5,000,000) by wire transfer of immediately available funds to the bank account or accounts specified by the Purchaser, which payment shall constitute the Purchaser’s sole and exclusive remedy with respect to such breach or termination. The Sellers and the Purchaser agree that payment of the foregoing sum constitutes a fair and equitable measure of liquidated damages which would be sustained by the Purchaser by reason or arising out of the Sellers’ violation of the provisions of this Agreement or termination of this Agreement and shall in no event or respect be deemed a penalty.

6.8     Employee Benefit Plans. Effective as of the Business Day immediately preceding the Closing Date, unless otherwise directed in writing by Purchaser at least ten (10) Business Days prior to the Closing Date, the Sellers shall cause the Company to take all actions necessary to effect the withdrawal as a participating employer in the Employee Benefit Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, and effective as of the Business Day immediately preceding the Closing Date, no Company employee shall have any right thereafter to contribute any amounts to any Employee Benefit Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code. The Company shall provide Purchaser with evidence that the Company is no longer a participating employer in such Employee Benefit Plan pursuant to an action by the Board of Directors of the Company. Purchaser shall take any other actions appropriate to complete the withdrawal from such Employee Benefit Plan as permitted. Notwithstanding anything in this Section 6.8 or otherwise in this Agreement to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any employee benefit plan (within the meaning of Section 3(3) of ERISA), and no person shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise. This Section 6.8 is solely for the benefit of the parties of this Agreement and nothing in this Section 6.8 or elsewhere in this Agreement, expressed or implied, shall be construed to create any third-party rights, benefits or remedies of any nature whatsoever in any Company employee or Purchaser employee (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement.

6.9     Key Employee Retention Bonuses. The Sellers hereby acknowledge that the Purchaser or the Company shall be permitted to enter into Retention Agreements with the Key Employees to be effective at the Closing. Such Retention Agreements shall provide, without limitation, for retention bonuses in the aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000) to be paid to the Key Employees in the amounts set forth in Schedule 6.9 or in such other amounts or consideration mutually acceptable to Purchaser and such Key Employee. Such Retention Agreements shall be presented to the Key Employees by and in such manner as determined appropriate by the Purchaser.

6.10     Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other instruments or papers as may be required to carry out the provisions of this Agreement and to consummate and render effective the transactions contemplated by this Agreement.

6.11     Press Releases. Except as required by applicable Law, no party shall make any public announcement or issue any press release concerning the transaction referenced herein without the prior approval of all other parties hereto, which approval shall not be unreasonably withheld or delayed. If any party is required by applicable Law to make a public announcement or issue a press release concerning the transaction referenced herein, such party shall provide the other parties reasonable advance notice of such requirement and provide such other parties the opportunity to comment prior to making such public announcement or press release.

6.12     R&W Insurance Policy.

6.12.1     The Purchaser will execute and enter into the R&W Insurance Policy at or prior to the Closing on terms and in the form provided or made available to the Sellers prior to the Closing Date, which R&W Insurance Policy shall be subject to approval by the Sellers to the extent that it may impose any obligation or liability upon the Sellers.

6.12.2     After the Closing, the Purchaser agrees that it will:

(i)     not agree to any amendment, variation or waiver of the R&W Insurance Policy (or do anything which has a similar effect) that would adversely impact the Sellers without the Sellers’ prior written consent;

(ii)     not novate, or otherwise assign its rights under the R&W Insurance Policy (or do anything which has similar effect); provided, however, that Purchaser shall have an absolute right, without the Company, or the Sellers’ prior written approval, to assign its rights under the R&W Insurance Policy, in whole or in part, at any time to an Affiliate of the Purchaser or to any successor to the Purchaser by merger, consolidation or reorganization so long as such assignment does not adversely impact the Sellers;

(iii)     not terminate the R&W Insurance Policy or do anything that causes any rights under the R&W Insurance Policy not to have full force and effect; and

(iv)     ensure that the terms of the R&W Insurance Policy provide that no insurer or Person claiming through an insurer in relation to the R&W Insurance Policy brings any claim against either Seller or any Indemnified Purchaser Party by way of subrogation (other than with respect to fraud by the Sellers), claim for contribution or otherwise.

Article 7.
TAX MATTERS

7.1     Sellers’ Indemnity. The Sellers shall jointly and severally indemnify and hold harmless Purchaser, the Company, and each of their respective officers, directors, employees, agents and successors and assigns, from and against all Taxes (i) of the Sellers and the Company with respect to all periods ending on or prior to the Closing Date, (ii) of the Sellers and the Company with respect to any Straddle Period, but only with respect to the portion of such period up to and including the Closing Date (such portion, a “Pre-Closing Partial Period”), or (iii) payable as a result of a breach of any representation or warranty set forth in Section 4.7 of this Agreement or the breach or non-performance of any covenant or agreement with respect to Taxes by the Company prior to Closing or by the Sellers; provided, however, that in no event shall the Sellers be liable for indemnification for any Tax (A) incurred in the Ordinary Course of Business that is unpaid but not yet past due as of the Closing Date or (B) that results solely from the Purchaser’s discretionary decision to change the Company’s method for preparing the Company’s Tax returns which such decision is not required by applicable Law.

7.2     Straddle Period Allocation. The parties shall, unless prohibited by applicable Law, close the taxable period of the Company as of the end of the Closing Date. If applicable Law does not permit the Company to close the taxable period as of the end of the Closing Date, any Taxes for a Straddle Period shall be apportioned between the portion of the Straddle Period up to and including the Closing Date (the “Pre-Closing Partial Period” and the period thereafter up to and including the closing of such taxable period (the “Post-Closing Partial Period”), based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, by means of a closing of the books and records of the Company as of the end of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated on a per diem basis.

7.3     Filing of Tax Returns; Payment of Taxes

7.3.1     The Company shall prepare and file, or cause to be prepared and filed, all Tax Returns that are required to be filed by or with respect to the Company that are due on or before the Closing Date (if any) (taking into account any applicable extensions), and the Company shall pay or cause to be paid any Taxes payable by the Company shown due thereon. Such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. The Company shall furnish a completed copy of such Tax Return to Purchaser for review and comment as promptly as reasonably possible before the due date for filing such Tax Return (including extensions thereof). Purchaser shall provide any comments as promptly as reasonably possible prior to such due date. The Company shall revise such Tax Return to reflect any reasonable comments made by Purchaser prior to the filing of such Tax Return. To the extent permitted by applicable Law, Sellers shall include any income, gain, deduction or other Tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1’s furnished by the Company to Sellers for such periods.

7.3.2     Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns that are required to be filed after the Closing Date by or with respect to the Company for any taxable period ending on or before the Closing Date and for any Straddle Period, and the Company shall pay or cause to be paid any Taxes payable by the Company shown due thereon. To the extent that such Tax Returns relate to a taxable period ending on or before the Closing Date or to a Pre-Closing Partial Period, such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law.  Purchaser shall furnish a completed copy of such Tax Return to the Sellers for review and comment not later than 30 days before the due date for filing such Tax Return (including extensions thereof). The Sellers shall provide any comments no later than 15 days prior to such due date. Purchaser shall revise such Tax Return to reflect any reasonable comments made by the Sellers prior to the filing of such Tax Return. To the extent permitted by applicable Law, Sellers shall include any income, gain, deduction or other Tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1’s furnished by the Company to Sellers for such periods.

7.4     Section 338(h)(10) Election.

(a)      The Sellers and Purchaser shall join in making an election under Section 338(h)(10) of the Code (and any corresponding equivalent elections under state or local Law, including an election under the equivalent to Section 338(g) of the Code in those jurisdictions where an election under Section 338(h)(10) is not permitted) (collectively, the “Section 338(h)(10) Election”) with respect to the purchase and sale of the Shares to treat such purchase and sale as a deemed sale of assets for federal income Tax and state and/or franchise Tax purposes. The Sellers shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law. In connection with the Section 338(h)(10) Election, the Sellers and Purchaser shall each sign all federal, state, local and other forms necessary to make the Section 338(h)(l0) Election jointly and shall make any required filings and take any and all other actions necessary or appropriate to effect and preserve the Section 338(h)(10)●Election. The Sellers shall include in the Sellers’ income Tax Returns for the taxable period that includes the Closing Date any forms and other information that are required to be so included on account of the Section 338(h)(10) Election. The Sellers and Purchaser shall cooperate in good faith with each other in making the Section 338(h)(10) Election.

(b)     Upon any Section 338(h)(10) Election, the parties hereto agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting purposes) in the manner determined by Purchaser in its reasonable discretion; provided, however, that the portion of the Purchase Price allocated to the Company’s fixed assets shall not be greater than the fair market value of the fixed assets as of the Closing, as reasonably determined by Purchaser. Purchaser shall notify the Sellers of such allocation within one hundred twenty (120) days following the Closing Date. Purchaser and the Sellers, shall file all Tax Returns (including amended returns and claims for a refund) and information reports in a manner consistent with such allocation. The parties shall exchange mutually acceptable IRS forms (and any equivalent local, state and foreign tax forms) reflecting such allocations, which are to be filed with the IRS and/or any applicable state, local or foreign Tax authority.

7.5     Tax Contests.

7.5.1     If a written notice of deficiency, audit, examination, claim, litigation, or other administrative or court proceeding, suit or dispute with respect to Taxes or a Tax Return of or with respect to the Company is received by Purchaser, the Company or any of its Affiliates for or in respect of which the Sellers would be expected to be liable pursuant to Section 7.1 (a “Tax Claim”), Purchaser shall give the Sellers prompt written notice of any such Tax Claim. The failure to give such prompt written notice shall not release, waive or otherwise affect the Sellers’ obligations with respect thereto except to the extent that the Sellers are prejudiced as a result of such failure.

7.5.2     Purchaser shall have the right to represent the interests of the Company in any Tax Claim; provided that (A) Purchaser shall keep the Sellers reasonably informed and consult with the Sellers with respect to any issue relating to such Tax Claim, (B) Purchaser shall provide the Sellers copies of all correspondence, notices and other written material received from any Governmental Authority with respect to such Tax Claim, (C) Purchaser shall provide the Sellers with a copy of, and an opportunity to review and comment on, all material submissions made to a Governmental Authority in connection with such Tax Claim, and (D) neither Purchaser nor the Company shall agree to a settlement or compromise thereof without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed.

7.6     Cooperation. Each Seller, on the one hand, and Purchaser and the Company, on the other hand, agree to furnish or cause to be furnished to each other upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to Company and its Affiliates as is reasonably necessary for the preparation of any return for Taxes, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment.

7.7     Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

7.8     Additional Tax Payments to Sellers. Purchaser shall not make any amendment or other change to any of the Company’s Tax Returns or accounting methods or policies that are filed or effected by the Company at the discretionary election of Purchaser, which change or amendment is not required by applicable Law, any breach of the represenations and warranties set forth in Section 4.7 or as a result of a Tax Claim if the Sellers are or will become liable for any Tax resulting from or otherwise attributable to such amendment or change.

7.9     Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including recording fees) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) shall be paid one-half by Sellers and one-half by Purchaser when due, and Sellers will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including recording fees), if required by applicable law. The expense of such filing or filings shall be borne by Sellers.

7.10     Overlap. To the extent that any obligation or responsibility pursuant to Article 9 may overlap with an obligation or responsibility pursuant to this Article 7, the provisions of this Article 7 shall govern. For the avoidance of doubt, no claim in respect of Taxes that is subject to indemnification pursuant to this Article 7 shall be subject to the limitations set forth in Article 9.

Article 8.
CONDITIONS PRECEDENT TO THE CLOSING

8.1     Conditions Precedent to Purchaser’s Obligations. All obligations of Purchaser under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

8.1.1     Representations and Warranties True as of the Closing Date. The representations and warranties of Sellers and the Company contained in this Agreement or in any schedule, certificate or document delivered by Sellers and the Company to Purchaser pursuant to the provisions hereof shall be true and correct on the Closing Date with the same effect as though such representations and warranties were made as of such date.

8.1.2     Compliance with this Agreement. Sellers and the Company shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Sellers and the Company prior to or at the Closing.

8.1.3     No Pending Litigation. On the Closing Date, no material suit, action, investigation or other proceeding, or injunction or final judgment relating thereto, shall be pending or threatened by any Governmental Authority or by any other Person before any Governmental Authority in which it is sought to restrain, prohibit or challenge the consummation of the transactions contemplated hereby and the operation of the Company

8.1.4     No Material Change. There shall not have been any event that would reasonably have a Material Adverse Effect.

8.1.5     Due Diligence. Purchaser shall, at its sole and absolute discretion, be satisfied with its due diligence investigation of the Company.

8.1.6     Termination of Agreement. Neither Purchaser nor Sellers shall have terminated this Agreement pursuant to Section 10.1.

8.1.7     Retention Agreements. The Company or the Purchaser shall have entered into Retention Agreements with the Key Employees on terms and conditions satisfactory to Purchaser.

8.1.8     Non-Compete and Non-Solicitation Agreements. The Purchaser and the Company shall have entered into Non-Compete and Non-Solicitation Agreements with the Sellers and those employees of the Company listed on Schedule 8.1.8, on terms and conditions satisfactory to Purchaser, with the term of such Non-Compete and Non-Solicitation Agreements being the maximum period enforceable under applicable law (the “Non-Compete and Non-Solicitation Agreements”).

8.1.9     Lease Agreement. The Company and Landlord shall have entered into the Lease Agreement.

8.1.10   Third Party Consents. The Company shall have received consents, authorizations, orders and approvals from all third parties, including without limitation, any Governmental Authority, that are required in connection with the consummation of the transactions contemplated by this Agreement.

8.1.11   HSR Act Filing. The filings of Purchaser and Sellers pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

8.1.12   [Intentionally Omitted]

8.1.13   Delivery of Documents. Sellers shall have complied with Section 3.2 hereof.

8.1.14   R&W Insurance Policy. Purchaser shall have obtained the R&W Insurance Policy from an insurer and with terms mutually agreeable to Purchaser and the Sellers.

8.1.15   Section 338(h)(10) Election. The Sellers and Purchaser shall have executed all federal, state, local and other forms necessary to make the Section 338(h)(10) Election.

Purchaser shall have the right to waive any of the foregoing conditions precedent.

8.2     Conditions Precedent to the Obligations of Sellers. All obligations of Sellers under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

8.2.1     HSR Act Filing. The filings of Purchaser and Sellers pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

8.2.2     Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser contained in this Agreement or in any list, certificate or document delivered by Purchaser to Sellers pursuant to the provisions hereof shall be true and correct on the Closing Date with the same effect as though such representations and warranties were made as of such date.

8.2.3     Compliance with this Agreement. Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

8.2.4     Lease Agreement. The Company and Landlord shall have entered into the Lease Agreement.

8.2.5     No Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending or threatened before any Governmental Authority in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby.

8.2.6     R&W Insurance Policy. Purchaser shall have obtained the R&W Insurance Policy from an insurer and with terms mutually agreeable to Purchaser and the Sellers, and evidence of the binding of such coverage and payment of the R&W Insurance Premium by Purchaser, together with a copy of such policy, shall have been delivered to the Sellers.

8.2.7     Non-Compete and Non-Solicitation Agreements. The Company shall have entered into the Non-Compete and Non-Solicitation Agreements with the Sellers on terms and conditions satisfactory to the Sellers.

8.2.8     Termination of Agreement. Neither Purchaser nor the Sellers shall have terminated this Agreement pursuant to Section 10.1.

8.2.9     Delivery of Documents. Purchaser shall have complied with Section 3.3 hereof.

Sellers shall have the right to waive any of the foregoing conditions precedent.

Article 9.
INDEMNIFICATION

9.1     Survival of Representations and Warranties. Except for the representations and warranties contained in Sections 4.1 (Corporate Existence), 4.2 (Corporate Power; Authorization; Enforceable Obligations), 4.3 (Capital Stock and Ownership of Shares; Subsidiaries), 4.4 (Validity of Contemplated Transactions; Needed Consents, etc.), 4.5 (No Third Party Options), 4.7 (Tax and Other Returns and Reports), 4.14 (Employee Benefit Plans and Arrangements), 4.15 (Environmental Matters), 4.17 (Intellectual Property), 4.27 (FIRPTA) and 4.29 (Section 338(h)(10) Election) hereof (collectively, the “Fundamental Representations”), which shall survive until the expiration of the applicable statute of limitations (giving effect to any waiver or extensions thereof) plus 30 days, all representations and warranties made by the parties in this Agreement or in any certificate, schedule, document or instrument furnished pursuant to the terms of this Agreement, shall terminate two (2) years from the Closing Date. Notwithstanding anything herein to the contrary, if a Claim Notice has been delivered to the Sellers prior to the expiration of the representation or warranty upon which such Claim is based, the relevant representations and warranties shall not expire, and such Claim may be pursued, until the final resolution of such Claim in accordance with the provisions of this Article 9.

9.2     General Indemnification Obligation of Sellers. Subject to the limitations provided for in this Agreement, including, without limitation, Section 9.6.1, the Sellers, jointly and severally, will reimburse, indemnify and hold harmless Purchaser, its officers, directors, employees, agents, and successors and assigns (each an “Indemnified Purchaser Party”) against and in respect of any and all Liabilities, damages, losses, deficiencies, costs and expenses (collectively, “Damages”) incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of:

9.2.1      any misrepresentation, breach of warranty or any misrepresentation in or omission from any certificate, schedule, document or instrument furnished to Purchaser pursuant to this Agreement;

9.2.2     the breach of any agreement or covenant set forth in this Agreement by the Sellers, or prior to the Closing, the Company, unless waived in writing by Purchaser;

9.2.3     any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to the foregoing or to the enforcement of this Section 9.2;

9.2.4     any Pre-Closing Environmental Claims; and

9.2.5     the matters disclosed in Schedule 4.14; provided, however, that for the avoidance of doubt, the Sellers shall in no event be liable for any Damages incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of the matters disclosed on Schedule 4.7.

9.3     General Indemnification Obligation of Purchaser. Purchaser and the Company will reimburse, indemnify, defend and hold harmless the Sellers (and each of them), the Company’s officers, directors, and employees, and the agents, successors or assigns of Sellers (each an “Indemnified Sellers Party”) against and in respect of any and all Damages incurred or suffered by any Indemnified Sellers Party that result from, relate to or arise out of;

9.3.1     any misrepresentation, breach of warranty or any misrepresentation in or omission from any certificate, schedule, document or instrument furnished to Sellers pursuant to this Agreement;

9.3.2     the breach of any agreement or covenant set forth in this Agreement by the Purchaser, or after the Closing, the Company, unless waived in writing by the Sellers, and

9.3.3     any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.3.

9.4     Basket; Cap. The indemnification obligations of the Sellers pursuant to Section 9.2 and the indemnification obligations of the Purchaser pursuant to Section 9.3 hereof shall apply only to the extent that the aggregate Damages incurred in connection therewith exceed Two Hundred Thousand Dollars ($200,000) (the “Threshold Amount) and no claim for indemnification shall be paid unless and until the aggregate Damages incurred by all of the Indemnified Purchaser Parties under Section 9.2 exceeds the Threshold Amount and then only for all Damages incurred in excess of the Threshold Amount. For purposes of determining whether there has been a breach and the amount of any Damages that are the subject matter of a claim for indemnification, each representation and warranty in this Agreement (except for the representations and warranties in Section 4.6 (Financial Information), which shall not be affected by this sentence) will be read without regard and without giving effect to the term “material” or “Material Adverse Effect” (fully as if any such word or phrase were deleted from such representation and warranty). The aggregate amount of all Damages for which the Sellers shall be liable pursuant to Section 9.2.1 shall not exceed (in each case, in the aggregate) (i) the Escrow Amount for any breach of the Non-Fundamental Representations, (ii) $10,000,000 for any breach of Section 4.14 (Employee Benefit Plans and Arrangements), Section 4.15 (Environmental Matters), or any breach of Section 4.17 (Intellectual Property) and (iii) the Purchase Price for any breach of the Fundamental Representations other than Section 4.14, Section 4.15 and Section 4.17 (collectively, the “Cap”). The aggregate amount of all Damages for which the Sellers shall be liable pursuant to Section 9.2.4 shall not exceed $10,000,000. The indemnification obligations of the Purchaser pursuant to Section 9.3 hereof shall apply only to the extent that the aggregate Damages incurred exceed the Threshold Amount. For the avoidance of doubt, Purchaser shall have no claim for Damages for breach of Section 4.20 (Product Liability/Product Defects) or 4.21 (Product Warranty) (such claims, “Product Liability and Warranty Claims”) with respect to any matters arising in the Ordinary Course of Business (as defined herein) and no such Ordinary Course of Business matters shall be charged against the Threshold Amount. A Product Liability and Warranty Claim not arising in the Ordinary Course of Business shall be charged against the Threshold Amount and shall be subject to indemnity as provided herein after the Threshold Amount is exceeded. Notwithstanding any provision of this Section 9.4 to the contrary, (a) the Threshold Amount shall not apply with respect to any breach of Section 2.2 of this Agreement by Purchaser or any other provision of this Agreement requiring that Purchaser make payments to the Sellers and (b) the aggregate amount of all Damages for which Purchaser shall be liable pursuant to Section 9.3 shall not exceed the Purchase Price plus such other amounts as Purchaser is required to pay to the Sellers pursuant to the terms of this Agreement.

9.5     Third Party Claims - Indemnification.

9.5.1     If any claim or demand for which Sellers would be liable to an Indemnified Purchaser Party hereunder is asserted against or sought to be collected from an Indemnified Purchaser Party by a third party, the Indemnified Purchaser Party shall promptly notify Sellers of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”). Sellers shall have twenty (20) days from the personal delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Purchaser Party, (A) whether or not it disputes its liability to the Indemnified Purchaser Party hereunder with respect to such claim or demand and (B) notwithstanding any such dispute, whether or not it desires, at its sole cost and expense, to defend the Indemnified Purchaser Party against such claims or demand.

9.5.2     If such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the Sellers will have the right at their sole expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Purchaser Party. The Indemnified Purchaser Party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding in connection with any such third party claim, demand, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the Indemnified Purchaser Party, which consent shall not be unreasonably withheld.

9.5.3     In the event an Indemnified Purchaser Party should have a claim against Sellers hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Purchaser Party shall promptly send a Claim Notice with respect to such claim to Sellers. If Sellers do not notify the Indemnified Purchaser Party within the Notice Period that they dispute such claim, the amount of such claim shall be conclusively deemed a liability of Sellers hereunder.

All claims for indemnification by an Indemnified Sellers Party under this Agreement shall be asserted and resolved under the procedures set forth above substituting in the appropriate place “Indemnified Sellers Party” for “Indemnified Purchaser Party” and variations thereof and “Purchaser” for “Sellers.”

9.6     Payment; Sources of Recovery.

9.6.1     Subject to the terms of this Agreement (and except in the case of fraud) the Indemnified Purchaser Parties hereby acknowledge and agree that their sole source of indemnification and recovery for Damages based upon, arising out of or otherwise in respect of the Non-Fundamental Representations and the facts and circumstances relating and pertaining thereto shall be the Escrow Amount and the R&W Insurance Policy, and no Indemnified Purchaser Party shall directly or indirectly otherwise pursue any right, claim or action for indemnification, contribution or recovery against the Sellers for the recovery of Damages or otherwise under this Article 9, without regard as to whether Purchaser does or may actually recover under the R&W Insurance Policy. For the avoidance of doubt, it is acknowledged and agreed that the Sellers shall have no responsibility for payment of any of the deductible under the R&W Insurance Policy.

9.6.2     Upon the determination of liability under Section 9.5 hereof, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder. In the event that the Indemnified Purchaser Party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party’s obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to setoff the unpaid amount of any such claim against any amounts owed by it under any agreements entered into pursuant to this Agreement.

9.7     Release of Escrowed Funds. No fewer than 60 days following Purchaser’s receipt of Purchaser’s audited financial statements for fiscal year 2018, but in no event later than July 1, 2019, the balance of the Escrowed Funds less the amount of all Claims made against the Escrowed Funds, will be released from the Escrowed Funds to the Sellers as directed pursuant to the terms of the Escrow Agreement. Notwithstanding anything herein or in the Escrow Agreement to the contrary, the Sellers shall have no obligation to replenish any of the Escrowed Funds in the event any portion of the Escrowed Funds is exhausted or distributed in accordance with this Agreement or the Escrow Agreement.

9.8     Insurance. The amount of any recovery by an Indemnified Purchaser Party pursuant to this Article 9 shall be net of any Tax benefits realized and insurance proceeds received under any insurance policy, directly or indirectly, including, without limitation, the R&W Insurance Policy, by the Indemnified Purchaser Party or the Company that results from the Damages that is the subject of the indemnity and indemnity recovery.

9.9     Sole Remedy. From and after the Closing, the remedies provided in this Article 9 shall be the sole remedy of Indemnified Purchaser Parties and Indemnified Sellers Parties for any claim arising out of this Agreement and the transactions contemplated thereby or any Law or legal theory applicable thereto, provided that nothing contained in this Agreement shall limit or impair any right that any Indemnified Purchaser Party or Indemnified Sellers Party may have to sue and obtain equitable relief, including specific performance and other injunctive relief from any court of competent jurisdiction or any right or remedy that any Indemnified Purchaser Party or Indemnified Sellers Party may have against any Person on account of fraud or intentional misrepresentation.

Article 10.
MISCELLANEOUS

10.1     Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

10.1.1     by mutual consent of Sellers and Purchaser;

10.1.2     by Purchaser, upon written notice to Sellers given at any time after February 28, 2017 (or such later date as shall have been specified in a writing authorized on behalf of Sellers and Purchaser) if all of the conditions precedent set forth in Section 8.1 hereof have not been met; or

10.1.3     by Sellers, upon written notice to Purchaser given at any time after February 28, 2017 (or such later date as shall have been specified in writing authorized on behalf of Sellers and Purchaser) if all of the conditions precedent set forth in Section 8.2 hereof have not been met.

10.1.4     In the event of the termination and abandonment hereof pursuant to the provisions of this Section 10.1, this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or stockholders in respect of this Agreement, unless the termination was the result of the representations and warranties of a party being materially incorrect when made or the material breach of such party of a covenant hereunder in which event the party whose representations and warranties were incorrect or who breached such covenant shall be liable to the other party for all costs and expenses of the other party in connection with the preparation, negotiation, execution and performance of this Agreement, including the fees, expenses and disbursements of its counsel and auditors.

10.2     Expenses. Except as otherwise provided in this Agreement, Purchaser, the Company, and the Sellers shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby. Without limitation to the foregoing, (i) the Sellers shall be responsible for the DHG Brokerage Fee, the premiums, if any, on any environmental insurance policies that the Sellers may elect to obtain at or prior to the Closing, and all fees and expenses of Schell Bray PLLC and DHG Corporate Finance LLC incidential to the preparation of this Agreement and the transactions contemplated by this Agreement, (ii) the Purchaser shall be responsible for the R&W Insurance Premium and all fees and expenses of Keating Muething & Klekamp PLL and J. Jeffrey Brausch & Company incidental to the preparation of this Agreement and the transactions contemplated by this Agreement, and (iii) Purchaser and the Sellers shall share equally all filing and other similar fees payable in connection with any filings or submissions under the HSR Act. To the extent any Seller Expenses are incurred by the Company prior to the Closing, such expenses shall be assumed by the Sellers at the Closing or, if paid by the Company, reimbursed by the Sellers to the Company except for up to $125,000 in fees due to Schell Bray PLLC and any and all fees and expenses due to Grant Thornton LLP, which shall be paid by the Company promptly upon the Closing.

10.3     Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Sellers and Purchaser.

10.4     Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) when sent by facsimile or email of a PDF transmission (with confirmation of transmission), (c) one Business Day after being sent to the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (d) four Business Days after being mailed to the addressee by certified or registered mail, return receipt requested and postage prepaid, in each case to the appropriate addresses or facsimile numbers set forth below:

If to Purchaser, to:

LSI Industries Inc.

10000 Alliance Road

Cincinnati, Ohio 45242

Attention:      Dennis W. Wells

Facsimile No.: (513) 791-0813

Email: dennis.wells@lsi-industries.com

With required copies to:

Keating, Muething & Klekamp PLL

One East Fourth Street

Suite 1400

Cincinnati, Ohio 45202

Attention:      Paul V. Muething, Esq.

Michael J. Moeddel, Esq.

Facsimile No.: (513) 579-6457

Emails: pmuething@kmklaw and

mmoeddel@kmklaw.com

If to Sellers or the Company:

Atlas Lighting Products, Inc.

1406 South Mebane Street

Burlington, NC 27215

Attention:      Rector Samuel Hunt III

 James H. Bennett

Emails: samhunt@me.com and

jimhbennett@icloud.com

With a required copy to:

Schell Bray PLLC

230 North Elm Street

Suite 1500

Greensboro, NC 27401

Attention:      Thomas C. Watkins, Esq.

Facsimile No.: (336) 217-9016

Email: tcwatkins@schellbray.com

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein.

10.5     Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

10.6     Schedules and Exhibits. Contemporaneously with the execution and delivery of this Agreement, the Sellers and the Company have delivered the Disclosure Schedules to Purchaser. The Disclosure Schedules delivered by the Sellers and the Company to Purchaser on the date of this Agreement may be amended or supplemented by the Sellers and the Company from time to time prior to the Closing Date at which point (within five Business Days of such delivery) Purchaser may terminate this Agreement without penalty. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. All capitalized terms used in any Exhibit to this Agreement or in the Schedule shall have the definitions specified in this Agreement. Disclosure of any fact or item in this Agreement or any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section (and corresponding Schedule, if any) in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections (and corresponding Schedule, if any).

10.7     Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.8     Entire Agreement. This Agreement, including the Exhibits, Schedules and other documents referred to herein which form a part hereof, and the Confidentiality Agreement, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter other than the confidentiality agreement previously referenced herein.

10.9     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.10     Exclusive Benefits. Nothing in this Agreement is intended to confer any rights or remedies, whether express or implied, under or by reason of this Agreement, on any Persons other than the parties hereto and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party to this Agreement.

10.11     Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto, under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

10.12     Construction. This Agreement is to be deemed to have been prepared jointly by the parties hereto after arms-length negotiations and any uncertainty or ambiguity existing herein shall not be interpreted against any party, but according to the application of the rules of interpretation of contracts.

10.13     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

10.13.1     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction).

10.13.2     ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF OHIO IN EACH CASE LOCATED IN THE CITY OF CINCINNATI AND COUNTY OF HAMILTON, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.13.3     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.3.

10.14     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.15     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of page intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement as of the day and year first above written.

PURCHASER:

LSI INDUSTRIES INC.

By:	/s/ Dennis W. Wells
Name: Dennis W. Wells Title: CEO

SELLERS:

/s/ Rector Samuel Hunt III
Rector Samuel Hunt III

/s/ James H. Bennett
James H. Bennett

COMPANY:

ATLAS LIGHTING PRODUCTS, INC.

By:	/s/ James H. Bennett
Name: James H. Bennett Title: CEO

[Signature Page to Stock Purchase Agreement]